Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

November 15, 2013

Chelsea Therapeutics International, Ltd.

3530 Toringdon Way, Suite 200

Charlotte, North Carolina 28277

Re:	Chelsea Therapeutics International, Ltd. – Registration Statement on Form S-3 (Registration Statement No. 333-179183)

Ladies and Gentlemen:

We have acted as counsel to Chelsea Therapeutics International, Ltd., a Delaware corporation (the “Company”), in connection with (i) the offering by the Company of 7,666,667 shares (the “Shares”) of its common stock, $0.0001 par value per share (the “Common Stock), which includes up to 1,000,000 shares of Common Stock that may be sold pursuant to the exercise of an over-allotment option granted to the underwriters, pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated as of November 13, 2013, between the Company and JMP Securities LLC, as representative of the several underwriters named therein, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), (iii) the filing by the Company of the preliminary prospectus supplement relating to the Shares, dated November 12, 2013, including the accompanying base prospectus dated February 9, 2012, which was filed by the Company with the SEC on November 13, 2013 pursuant to Rule 424(b)(5) promulgated under the Act (the “Preliminary Prospectus Supplement”) and (iv) the filing by the Company of the prospectus supplement relating to the Shares dated November 13, 2013, including the accompanying base prospectus dated February 9, 2012, which was filed by the Company with the SEC on November 14, 2013 pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement, the Certificate of Incorporation, as amended, and the Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Chelsea Therapeutics International, Ltd.

November 15, 2013

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP